Exhibit 99.2

Dell Technologies Inc. Announces Pricing of Offering of $2.25 Billion of First Lien Notes

ROUND ROCK, Texas, April 3, 2020 /PRNewswire/ - Dell Technologies Inc. (NYSE: DELL) (the “Company” or “Dell Technologies”) announced today the pricing of the previously announced private offering by two of its wholly-owned subsidiaries, Dell International L.L.C. and EMC Corporation, as co-issuers (the “co-issuers”), of $1,000,000,000 aggregate principal amount of 5.850% First Lien Notes due 2025 (the “2025 Notes”), $500,000,000 aggregate principal amount of 6.100% First Lien Notes due 2027 (the “2027 Notes”) and $750,000,000 aggregate principal amount of 6.200% First Lien Notes due 2030 (the “2030 Notes” and, together with 2025 Notes and 2027 Notes, the “Notes”). The 2025 Notes will mature on July 15, 2025, the 2027 Notes will mature on July 15, 2027 and the 2030 Notes will mature on July 15, 2030. The offering is expected to close on April 9, 2020, subject to customary closing conditions.

The Notes will be guaranteed on a joint and several basis by the Company, Denali Intermediate Inc., Dell Inc. and each of Denali Intermediate Inc.’s wholly-owned domestic subsidiaries that guarantees obligations under the Company’s senior secured credit facilities. The Notes will be secured on a first priority basis by substantially all of the tangible and intangible assets of the co-issuers and the guarantors that secure obligations under the Company’s senior secured credit facilities.

The Company intends to use the net proceeds from the offering of the Notes for general corporate purposes, including the repayment of debt. During its fiscal 2020 fourth quarter earnings call on February 27, 2020, the Company stated, and continues to prioritize, a debt repayment target of $5.5 billion for fiscal 2021. This debt repayment target does not give effect to any new borrowings or debt issuances and remains subject to the Company’s business performance and the impact of COVID-19.

The offering of the Notes was made in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in the United States only to persons reasonably believed to be “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Dell Technologies
Dell Technologies (NYSE:DELL) helps organizations and individuals build their digital future and transform how they work, live and play. The company provides customers with the industry’s broadest and most innovative technology and services portfolio for the data era.

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